Exhibit 10.12

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT  is effective as of this 19th day of May, 2008 and is entered into by and among Allegheny Valley Bancorp, Inc. (“Corporation”), a Pennsylvania business corporation having a place of business at 5137 Butler Street, Pittsburgh, PA 15201, Allegheny Valley Bank of Pittsburgh (“Bank”), a Pennsylvania chartered bank having a place of business at 5137 Butler Street, Pittsburgh, PA 15201, and Jason W. Ross (“Officer”), an individual residing at 1121 Carlisle Street, Natrona Heights, PA 15065, (collectively the “Parties” and individually a “Party”).

WITNESSETH THAT:

WHEREAS, Corporation and Bank desire to receive the services of the Officer, as Chief Financial Officer of Corporation and Bank, and the Officer desires to provide such services to Corporation and Bank, as an at will employee of Bank.

NOW, THEREFORE, in consideration of the promises and covenants herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

SECTION 1	Recitals.

The foregoing recitals are incorporated by reference as if fully set forth herein.

SECTION 2	Term of Agreement.

The term of this Agreement shall commence on the date of effectiveness and shall continue until such time as the Officer’s employment shall terminate for any reason, at which time this Agreement shall terminate as well.

SECTION 3	At-Will Employment.

The Parties acknowledge that the Officer’s employment is and shall continue to be at-will, as defined by Pennsylvania law. If the Officer’s employment terminates for any reason, Officer shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided for in this Agreement.

SECTION 4	Change of Control.

(a)	As used in this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i)	(A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Boards of Directors of the Corporation and Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or the Bank, as the case may be; or

(ii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank or as set forth in Section 11(a)(iv) below is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities; or

(iii)	during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iv)	notwithstanding the provisions of Section 11(a)(ii) above, if S&T Bancorp, Inc. (“S&T”) (A) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation or Bank representing thirty-five percent (35%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities, or (B) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation’s or Bank’s then outstanding securities and without the Officer’s express written consent, (X) the assignment by Corporation or Bank to the Officer of any duties which are materially inconsistent with the Officer’s positions, duties, responsibilities and status with Corporation and Bank immediately prior to S&T becoming a 25% stockholder of Corporation or Bank, or a material change in the Officer’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a change of control, or any removal of the Officer from or any failure to re-elect the Officer to any such responsibilities, titles or offices, except in connection with the termination of the Officer’s employment for Proper Cause, death or disability, or (Y) a reduction by Corporation or Bank in the Officer’s annual base salary as in effect on the date of such change of control or as the same may be increased from time to time thereafter, or (Z) a failure by Corporation or Bank to provide the Officer with the same fringe benefits that were provided to the Officer immediately prior to such a change of control; or

(v)	any other change in control of Corporation or Bank similar in effect to any of the foregoing.

(b)	For purposes of this Agreement, the “Date of Change of Control” shall mean:

(i)	the first date on which a “person” or group of “persons” (as such term is used in Sections B(d), and 14(d) of the Exchange Act,) acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s or Bank’s voting securities;

(ii)	the date of the closing of a transaction transferring all or substantially all of the Corporation’s or Bank’s assets or by which the Corporation or Bank acquires substantially all of the assets of another entity;

(iii)	the date on which a merger, consolidation or business combination becomes effective; or

(iv)	the date on which individuals that formerly constituted a majority of the Board of Directors of the Corporation or Bank as contemplated by Section 11(a)(iii) above, cease to be a majority.

SECTION 5.	Rights in the Event of a Change of Control.

(a)	If during the period of time between the execution of an agreement to effect a Change of Control and the actual Date of the Change of Control Officer’s employment is terminated for Proper Cause, then all rights of the Officer under this Agreement shall cease as of the effective date of such termination, except that Officer (i) shall be entitled to receive accrued salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Corporation or Bank as of the date of such termination.

(i)	The occurrence of any of the following events or circumstances shall constitute “Proper Cause” under this Section 5 for termination, at the election of the Boards of Directors of Corporation and Bank, of the employment of the Officer under this Agreement:

(1)	the perpetration of defalcations by the Officer involving Corporation and Bank or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to Corporation and Bank or its subsidiaries and affiliates;

(2)	the repeated and deliberate failure by the Officer after advance written notice to comply with reasonable policies or directives of the Boards of Directors of Corporation and Bank; or

(3)	the Officer shall be in material breach this Agreement, or shall act in contravention of the duties and responsibilities of his position, in any other material respect.

(b)	If a Change of Control occurs and the Officer was not terminated for Proper Cause prior to the Date of the Change of Control or if during the period of time between the execution of an agreement to effect a Change of Control and the actual Date of Change of Control Officer’s employment was terminated, he was demoted, or his salary or benefits were reduced, other than for Proper Cause, then the Officer shall be paid a lump sum cash payment as of the Date of Change of Control equal to 2.00 times the Officer’s then current annual salary plus 2.00 times either (w) if the Date of Change of Control occurs on or prior to September 30th, 100% of the bonus and incentive compensation paid to the Officer for the prior calendar year or (x) if the Date of Change of Control occurs subsequent to September 30th, the projected annualized bonus and incentive compensation to be paid to the Officer for the current calendar year.

In the event a payment is due pursuant to this Agreement and Bank is subject to 12 C.F.R. Part 359, Bank shall receive the prior written consent of the Federal Deposit Insurance Corporation prior to being obligated to make any payments. In such event, Bank shall, in good faith, request the prior written consent of the Federal Deposit Insurance Corporation.

Officer shall not be required to mitigate the amount of any payment or benefit provided for in this Section by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment and benefits provided for in this Section shall not be reduced by any compensation earned by Officer as the result of employment by another employer or by reason of Officer’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

SECTION 6	Additional Benefits Under Certain Circumstances.

(a)	If the payments and benefits pursuant to Section 12 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from Corporation and Bank would constitute a “parachute payment” as defined in Section 280G(b )(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Initial Parachute Payment”), then Corporation and Bank shall pay to the Officer in a lump sum on the Date of Change of Control, a cash amount equal to the sum of the following:

(i)	twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Officer’s “base amount” from Corporation and Bank, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Officer’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(ii)	such additional amount (tax allowance) as may be necessary to compensate the Officer for the payment by the Officer of all applicable federal, state and local income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

GUP =	Tax Rate
1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment related tax rate, including any applicable excise tax rate, applicable to the Officer in the year in which the payment under clause (i) above is made.

(b)	Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Officer is a party that the actual excess parachute payment as defined in Section 280G(b)(l) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then Corporation’s and Bank’s independent tax counselor accountants shall determine the amount (the” Adjustment Amount”) which either the Officer must pay to Corporation and Bank or Corporation and Bank must pay to the Officer in order to put the Officer (or Corporation and Bank, as the case may be) in the same position the Officer (or Corporation and Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counselor accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Officer or refunded to the Officer or for the Officer’s benefit. As soon as practicable after the Adjustment Amount has been so determined, Corporation and Bank shall pay the Adjustment Amount to the Officer or the Officer shall repay the Adjustment Amount to Corporation and Bank, as the case may be.

SECTION 7	Notices.

All notices and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	To Corporation and Bank at the address designated as their headquarters at 5137 Butler Street, Pittsburgh, Pennsylvania 15201, Attention: President.

(b)	To the Officer at his address provided to the Bank from time to time for salary and other similar purposes.

(c)	or to such other place as either Party shall have specified by notice in writing to the other.

SECTION 8	Governmental Regulation.

Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.

SECTION 9	Arbitration.

Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of any Party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the Parties hereto and their heirs, executors, administrators, successors, and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this Section 19 shall not be deemed to limit the rights and remedies reserved to Corporation and Bank under and pursuant to Section 13 hereof.

SECTION 10	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 11	Headings.

The headings to the Sections and paragraphs hereof are placed herein for convenience only, and in case of any conflict the text of this Agreement, rather than the headings, shall control.

SECTION 12	Entire Agreement.

This Agreement supersedes any and all prior agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and this Agreement contains all the covenants and agreements between the Parties with respect to the same.

SECTION 13	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

WITNESS:

/s/ Andrew W. Hasley	/s/ Jason W. Ross
Jason W. Ross

ATTEST:	ALLEGHENY VALLEY BANCORP, INC.

/s/ Susan M. DeLuca	By:	/s/ Andrew W. Hasley

Secretary	Name:	Andrew W. Hasley
	Title:	President & CEO
[SEAL]

ALLEGHENY VALLEY BANK OF PITTSBURGH

/s/ Susan M. DeLuca	By:	/s/ Andrew W. Hasley

Secretary	Name:	Andrew W. Hasley
	Title:	President & CEO